Exhibit 99.1

Financial Information

On April 25, 2023, BeiGene, Ltd. (the “Company”) filed the 2022 Annual Report (the “STAR Annual Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the People's Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Annual Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Annual Report contained additional financial information regarding the Company’s gross profit margin ratio, research and development expenses allocated by key products and other research and development projects and production, sales and inventory stock units for the year ended December 31, 2022 (the “Reporting Period”) that was prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”), including but not limited to the China Securities Regulatory Commission's Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 15 – General Rules for Financial Statement (2014 revised), and Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 24-Special Provisions on Information Disclosure in Financial Statements of Pilot Innovative Red-chip Companies on the Sci-Tech Innovation Board. The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with the accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized as below.

Key Differences between PRC GAAP and U.S. GAAP
Share-based Compensation

Under U.S. GAAP, the Company elects to recognize the share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Tax benefit/deficiency on share-based compensation

Under PRC GAAP, the excess tax benefit resulting from the pre-tax deductible amount arising from U.S. employee share-based payments over the cumulative share-based payment-related expenses recognized for accounting purposes should be recorded in shareholders' equity rather than in current income tax expenses/benefits under U.S. GAAP.

During the current period, the Company reassessed and revised the deferred income tax assets recognized in prior periods. For U.S. GAAP purposes, it was deemed that the impact of the revision in the current period was quantitatively significant to the statements of operations for the twelve months ended December 31, 2022, but immaterial to any prior year period, as such, the Company revised the prior period information related to the Company’s net deferred tax asset in the current period financial statements under U.S. GAAP. Based on the premise of reducing the differences in financial statements under PRC GAAP and U.S. GAAP, the Company has simultaneously evaluated the financial statements prepared under PRC GAAP. Under PRC GAAP, due to the different accounting treatment of the above excess tax benefits on share-based compensation in the U.S., the adjustments on deferred tax assets are immaterial to the financial statements of both prior periods and the current period. Therefore, the Company does not need to correct the prior period financial statements, but only revise the current financial statements, resulting in the reconciling item related to the share-based payments and related deferred tax impact at the end of the prior period.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets under U.S. GAAP. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires entities to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Gross Profit Margin Ratio

As required by the PRC Securities Laws, the 2022 STAR Annual Report contained financial information regarding gross profit margin ratio by region, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

	For the year ended December 31, 2022			For the year ended December 31, 2021
By Region	Revenue	COGS	Gross Margin ratio	Revenue	COGS	Gross Margin ratio
China	840,032	276,729	67.1%	517,173	162,976	68.5%
Ex-China	575,889	9,746	98.3%	659,110	1,930	99.7%
Total	1,415,921	286,475		1,176,283	164,906

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the 2022 STAR Annual Report contained financial information regarding the research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	Year ended December 31, 2022	Year ended December 31, 2021
Zanubrutinib	126,959	141,495
Tislelizumab	88,935	163,986
Pamiparib	11,606	14,419
Ociperlimab (BGB-A1217)	106,608	65,102
Bcl-2 (BGB-11417)	22,377	10,978
OX40 (BGB-A445)	11,215	2,225
Other R&D projects	101,797	79,556
R&D collaboration projects	167,620	198,964
Subtotal of external R&D expenses	637,117	676,725
Subtotal of internal R&D expenses	1,003,391	782,514
Total	1,640,508	1,459,239

Production, Sales and Inventory Stock Units

As required by the PRC Securities Laws, the 2022 STAR Annual Report contained financial information regarding the production, sales and inventory stock units of key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below.

Item	Unit	Production or purchase quantity for the year ended December 31, 2022	Sales quantity for the year ended December 31, 2022	Stock quantity as of December 31, 2022
Key products	vials	3,281,200	2,674,200	1,539,800